EXHIBIT 10.2

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PURCHASE PRICE REIMBURSEMENT AGREEMENT

This Purchase Price Reimbursement Agreement (this “Agreement”) is made and entered into the 2nd day of October, 2012, by Martin Resource Management Corporation (“MRMC”) to and for the benefit of Martin Operating Partnership L.P. (“MOP”).

R E C I T A L S

A.    MOP has agreed to purchase from Martin Underground Storage, Inc. (“MUS”), a wholly owned subsidiary of MRMC, all of its Class A membership interest in Redbird Gas Storage LLC (“Redbird”) pursuant to a Membership Interests Purchase Agreement dated of even date herewith (the “Purchase Agreement”). Upon the closing of the transactions contemplated by the Purchase Agreement, MOP will own 100% of the Class A membership interests in Redbird, of which 89.2552% represents the Class A membership interests acquired from MUS (the “Membership Interests”). MOP also owns all the Class B membership interests in Redbird.

B.    MRMC will, as the parent of MUS, receive significant benefit from the closing of the Purchase Agreement.

C.    MOP has required the execution and delivery of this Agreement as a condition precedent to MOP's entering into and performing the obligations contained in the Purchase Agreement and MOP would not be willing to enter into the Purchase Agreement in the absence of the execution and delivery by MRMC of this Agreement; provided that, notwithstanding the foregoing, any payments made to MOP pursuant to this Agreement shall be deemed a condition subsequent to MOP's performance under the Purchase Agreement.

NOW, THEREFORE, MRMC, as an inducement to MOP to enter into the Purchase Agreement, hereby covenants and agrees to and for the benefit of MOP as follows:

1.Definitions. The following capitalized terms shall have the following meanings:
(a)“2015 Projection” means the sum of the 2015 Quarterly Projections.
(b)“2016 Projection” means the sum of the 2016 Quarterly Projections.
(c)“2015 Quarterly Projection” means [***].
(d)“2016 Quarterly Projection” means [***].
(e)“Applicable Percentage” shall mean the percentage of Redbird's ownership interest in the Category A membership interest in Cardinal at time of calculation.
(f)“Baseline Applicable Percentage” means 40.94819%.
(g)“Cardinal” means Cardinal Gas Storage Partners LLC.
(h)“Cardinal Distributions” shall mean all amounts received by Redbird from Cardinal, not to exceed the amount attributable to the Baseline Applicable Percentage, that are distributions to members under the terms of the Section 4.3(b) of the Cardinal LLC Agreement (not including distributions made under Section 4.3(c) or Section 4.3(d) of the Cardinal LLC Agreement that are, under the Cardinal LLC Agreement, treated as having been made under Section 4.3(b) of the Cardinal LLC Agreement except, in the case of distributions under Section 4.3(c) only, to the extent such distributions do not cause Redbird to receive distributions in excess of what Redbird would have otherwise received under Section 4.3(b)).
(i) “Cardinal LLC Agreement” means the limited liability company agreement of Cardinal, as amended from time to time.
(j)“Cumulative Reimbursement” means the sum of the payments made by MMRC under Section 4(a) for the applicable year.
(k)“Decline in the Applicable Percentage” means the percentage reduction, if any, between the Baseline Applicable Percentage and the Applicable Percentage at the time of calculation. For example, given a Baseline Applicable Percentage of 40.94819%, if the Applicable Percentage is 37.54819%, the absolute reduction would be 3.4%, and the Decline in Applicable Percentage would be (3.4/40.94819)%, or 8.303175%.
(l)“Maximum Reimbursement for 2015” means $3,000,000 less the product of $3,000,000 times the Decline in the Applicable Percentage.
(m)“Maximum Reimbursement for 2016” means $4,500,000 less the product of $4,500,000 times the Decline in the Applicable Percentage.
(n)“Quarterly Projection” means the 2015 Quarterly Projection or the 2016 Quarterly Projection, as the case may be, for the quarter for which a Variation is being calculated.
(o)“Variation” means the shortfall, if any, between the 2015 Quarterly Projection or 2016 Quarterly Projection, as the case may be, and the amount of the Cardinal Distributions received by Redbird for the applicable calendar quarter of the year.

2.Reimbursement For 2015. Subject to the calculation and payment provisions of Section 4, in the event that the amount of Cardinal Distributions received by Redbird for the calendar year 2015 is less than the amount of the 2015 Projection, MRMC agrees to reimburse MOP fifty percent (50%) of the difference between the 2015 Projection and the amount of Cardinal Distributions received by Redbird for such year, up to the Maximum Reimbursement for 2015.

3.Reimbursement For 2016. Subject to the calculation and payment provisions of Section 4, in the event that the amount of Cardinal Distributions received by Redbird for the calendar year 2016 is less than the amount of the 2016 Projection, MRMC agrees to reimburse MOP fifty percent (50%) of the difference between the 2016 Projection and the amount of Cardinal Distributions received by Redbird for such year, up to the Maximum Reimbursement for 2016.

4.Calculation and Payment.

(a)Quarterly Reimbursement Payments. Payments in respect of the Variation shall occur quarterly and shall be trued up for any given year at the end of the year in accordance with Sections 4(c) or 4(d). Within ten (10) days after receipt of the Cardinal Distributions for each calendar quarter, MOP shall prepare and deliver to MRMC a written statement setting forth MOP's determination of the Variation, which statement shall be prepared in good faith and shall contain reasonable detail and supporting documents showing the computation of the Variation. If MRMC through its Conflicts Committee disagrees with MOP's determination of the Variation, (i) MRMC shall notify MOP in writing of the disagreement and the basis therefor, in reasonable detail, within five (5) business days after MOP's delivery of its determination of the Variation, and (ii) unless MOP and MRMC through its Conflicts Committee agree in writing on the Variation within ten (10) days after delivery of such written notice of disagreement, such matters in dispute shall be resolved in accordance with the procedure set forth in Section 4(b), which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination. Once the Variation is agreed upon or has been determined in accordance with Section 4(b), then payment shall be made not later than ten (10) days thereafter.
(b)Resolution of Disputes. If a timely written notice of disagreement is delivered pursuant to Section 4(a) and the parties do not agree in writing on the Variation within ten (10) days after delivery of such notice of disagreement, any party shall have the right to require that the disputed matters set forth in such notice of disagreement that remain unresolved at the end of such ten (10) day period be submitted to Ernst & Young (or if they are unwilling to serve, then to PricewaterhouseCoopers) (the “Accounting Firm”), for final determination in accordance with the provisions of this Agreement. The Accounting Firm shall review such unresolved matters in dispute and, acting as arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the Variation). The Accounting Firm's determinations with respect to such disputed matters and the Variation shall be final and binding upon the Parties. The Accounting Firm's fees and expenses shall be borne equally by MRMC and MOP.
(c)Adjustment Payment for 2015. If the Cumulative Reimbursement for 2015 calculated and paid by MRMC to MOP pursuant to Section 4(a) exceeds fifty percent (50%) of the result of subtracting the actual Cardinal Distributions for 2015 from the 2015 Projection, then MRMC shall be entitled to a refund from MOP of such excess amount, up to a maximum reimbursement of the Cumulative Reimbursement for such year. Any payment required by this Section 4(c) shall be made not later than the fifth (5th) business day after the final determination of the Cumulative Variation
(d)Adjustment Payment for 2016. If the Cumulative Reimbursement for 2016 calculated and paid by MRMC to MOP pursuant to Section 4(a) exceeds fifty percent (50%) of the result of subtracting the actual Cardinal Distributions for 2016 from the 2016 Projection, then MRMC shall be entitled to a refund from MOP of such excess amount, up to a maximum reimbursement of the Cumulative Reimbursement for such year. Any payment required by this Section 4(d) shall be made not later than the fifth (5th) business day after the final determination of the Cumulative Variation.

5.Purchase Price Adjustment. Both parties acknowledge that MRMC's projections for 2015 and 2016 distributions anticipate that the Cardinal Distributions for 2015 and 2016 will be in excess of the 2015 Projections and 2016 Projections, as applicable, and consider any purchase price reimbursements due hereunder to be a remote possibility. Both parties agree that any amounts paid to MOP pursuant to Sections 2 or 3 above shall be a reduction in the Purchase Price (as defined in the Purchase Agreement) for the Membership Interest based upon a condition subsequent to MOP's performance under the Purchase Agreement.

6.Termination of Agreement. Notwithstanding the provisions of Section 8, the rights of MOP under this Agreement are personal to MOP and are non-transferable. This Agreement shall terminate upon any sale or transfer in whole or in part of the Membership Interests by MOP, upon any disposition by Redbird of its entire membership interest in Cardinal or upon any sale or dissolution of Cardinal.

7.Equitable Adjustment. In the event that Cardinal refinances the project finance debt at any of its various subsidiaries other than Monroe Gas Storage Company LLC, and makes a payment to Redbird constituting a return of capital, the 2015 Projection and the 2016 Projection, as applicable, shall be reduced by an amount equal to the annual interest expense at Cardinal attributable to such return of capital to Redbird.

8.No Assignment. Neither party may assign its rights under this Agreement, except to an affiliate under common control, without the express written consent of the other party, which may be withheld for any reason.
9.No Waiver. No delay or omission in exercising or enforcing the rights and powers, and likewise no exercise or enforcement of any rights or powers hereunder shall be held to exhaust such rights and powers, and every such right and power may be exercised from time to time.

10.Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement is in effect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision that is legal, valid and enforceable and as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.Attorneys' Fees. If any litigation or proceeding pertaining to any of the matters covered by this Agreement is initiated by any party hereto against any other party hereto, the party prevailing in such litigation or proceeding is entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys' fees incurred in connection therewith.

12.CHOICE OF LAW, IN THE EVENT THAT A DISPUTE ARISES HEREUNDER, IT IS SPECIFICALLY STIPULATED THAT THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION AND THE ENFORCEMENT OF THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE FOR ANY SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN GREGG COUNTY, TEXAS.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

MARTIN RESOURCE MANAGEMENT CORPORATION

By: /s/ Robert D. Bondurant
Robert D. Bondurant, Executive Vice President and CFO

MARTIN OPERATING PARTNERSHIP, L.P.
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By: /s/ Robert D. Bondurant
Robert D. Bondurant, Executive Vice President and CFO